EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. continued its momentum by earning net income of $870,000, or $0.38 per fully diluted common share, during the third quarter of 2010. This represents a thirteen percent increase over last year's third quarter net income of $771,000. Through the first nine months of 2010, net income totaled $2.375 million, or $1.03 per share, representing a ninety percent increase over net income of $1.251 million for the same period last year. Through the nine months ended September 30, 2010, Southern's return on average assets rose to 0.67 percent and return on average equity totaled 6.76%.

Southern's total deposits grew by $21 million to $402 million through the first nine months of 2010. Over the same period, the loan portfolio declined by $13 million to $320 million. The migration in our balance sheet to lower yielding, temporary investments resulted in further reduction of our net interest margin to 4.02 percent. Despite historically low interest rates and weak loan demand affecting most banks, Southern's net interest margin continues to rank highly among its Michigan community bank peers.

Asset quality, as measured by non-accrual loans, continued to show improvement. For the twelve month period ended September 30, 2010, non-accrual commercial loans declined twenty percent from $5.61 million to $4.47 million, non-accrual mortgage loans declined from $2.45 million to $2.28 million, or seven percent, and total non-performing assets declined from $9.67 million to $7.93 million, or eighteen percent. Our provision for loan losses for the third quarter of 2010 totaled $425,000, nearly matching our charge-offs of $423,251 for the quarter. Our allowance for loan losses at September 30, 2010 amounted to $5.7 million, or 1.79% of loans.

The current economic environment has required us to sharpen our focus on ways to improve operating efficiencies. Our management team's expense control initiatives resulted in a reduction of non interest expenses for the third quarter of 2010 totaling $133,000 compared with the third quarter of 2009. Through the first nine months of 2010 compared with the same period last year, non-interest expenses were reduced by $507,000, or four percent. We continue to carefully evaluate how to effectively and efficiently meet our customers' banking needs. Use of electronic banking delivery alternatives continues to become more popular, as internet banking continues to expand. Recently, we announced the closure of our North Adams branch, which will become effective December 3, 2010. We believe this action, although difficult, will enable us to cushion the impact of additional regulatory compliance costs and other operating expenses projected to increase through the remainder of this year and into 2011.

Throughout these challenging economic times, there have been many changes occurring within the banking industry. New banking laws, improper mortgage foreclosures, and small business stimulus programs, among others, have been major topics of discussion in the media. Several observations are worth noting:

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The recently passed Dodd-Frank Wall Street Reform and Consumer Protection Act will likely drive up the cost of doing business for all banks, including Southern, while making traditional banking services more costly for both borrowers and deposit customers;

➢	Mortgage foreclosure problems appear to be confined to large, nationally-based mortgage providers; we have not identified any improperly documented mortgage foreclosures; and

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Southern continues to actively pursue credit-worthy borrowers and make new loans every day. Stronger loan demand, despite the federal government's best efforts, is unlikely to emerge until job creation and business expansion trends reverse themselves.

Our cautious and prudent approach to managing the bank has enabled Southern to remain categorized as "well-capitalized" and we believe sufficiently strong to withstand future economic disruptions. As of September 30, 2010, total shareholders' equity amounted to $47.75 million. Our Tier 1 Leverage Ratio of 8.5 percent and Total Risk-Based Capital Ratio of 13.07 percent enabled Southern to exceed regulatory minimums for "well-capitalized" financial institutions. In addition, we believe Southern's management team and directors have positioned the bank to take advantage of growth and other expansion opportunities that may be presented to us in the future as a result of the current economic cycle.

Your continued support is appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman & Chief Executive Officer